January 7, 1999



Mr. Russell A. Wiseman
225 Creekway Bend
Southlake, Texas 76092


RE:  Employment Offer


Dear Russ:

FlashNet Communications, Inc. is excited to be making this offer of employment to you. We believe that your skills and experience coupled with FlashNet's unique market position and exciting future represent a dynamic opportunity for us both. To that end we would like to provide the following offer:


     Position:             Executive Vice President and Chief Sales and
                           Marketing Officer


     General Job Duties:   As with most senior management positions, you will be
                           largely responsible for writing your job description. In a general sense, you will be responsible for helping FlashNet build industry prominence and attract new customers by conducting business development and implementing marketing programs and brand awareness campaigns. You will be responsible for all aspects of our sales and marketing. This includes branding, product management, research, marketing communications and business development as well as development and management of a staff that will assist you in these activities. You will also be responsible for developing new distribution channels and strategic relationships. FlashNet's revenue goals for the years ending 1999 and 2000 are $40.6MM and $66MM, respectively.

     Base Salary:          $5,384.61 per pay period (bi-weekly), which
                           calculates to $140,000 on an annual basis.

     Automatic Adjustment: In the event that the Company has hit its cumulative
                           Y-T-D Revenue target by the end of Q3'99, your base salary shall automatically be adjusted to $180,000 on an annualized basis. The cumulative Y-T-D Revenue target for the end of Q3'99 is $28,074,000.

     Common Stock:         Subject to the terms and conditions of an Incentive
                           Stock Option Agreement (which will be prepared in accordance with the Company's 1997 Stock

                           Incentive Plan), and your execution of such agreement, you will receive options to acquire 37,645 shares of the Company's Common Stock at a strike price of $20.00 per share to be fully vested in stages over sixty (60) months according to the following vesting schedule:

                           Immediate vesting:      An amount of shares, which
                                                   shall be determined by
                                                   dividing $40,000 by the price
                                                   set at FlashNet's Initial
                                                   Public Offering.

                           Vesting 24 months
                           From your start date:   15,058 shares

                           Vesting 36 months
                           From your start date:   7,529 shares

                           Vesting 48 months
                           From your start date:   7,529 shares

                           Vesting 60 months
                           From your start date:   the balance of the shares
                                                   noted above

                           This shall not serve to limit the number of shares that may be awarded to you, as adjustments based upon annual performance reviews will determine additional options or awards.


     Severance:            If your employment is terminated by the Company
                           without Cause following your acceptance of employment, or if, upon a Change in Control, you resign for Good Reason, one the following severance amounts will be paid to you by the Company as an additional element of your employment compensation:

                                       Timing of Termination                    Severance Amount
                                       ---------------------                    ----------------
                       Prior to completing the first 6 months of employment         $180,000
                       After 6 months and before 12 months of employment            $150,000
                       After 12 months and before 24 months of employment           $100,000

                           This severance provision shall expire after 24 months of employment. For purposes of this document, "Cause" shall mean, based upon a reasonable determination by the Company's Board of Directors or management, that one or more of the following events has occurred:

                           (A) Your conviction of, or plea of NOLO CONTENDERE to, any felony, or to any crime or offense causing substantial harm to the Company or any of its affiliates (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct, (B) Your violation of the Company's substance abuse policy, if any, as such may apply from time to time, (C) Your malfeasance in the conduct of your duties, including, but not limited to, (1) willful and intentional misuse or diversion of the Company's or any of its affiliate's funds, (2) embezzlement, and/or (3) fraudulent, willful or material misrepresentations or concealment on any written reports submitted to the Company or any of its affiliates, (D) Your negligence, insubordination, or dereliction of responsibility,
                           (E)Your failure to follow or comply with the reasonable and lawful directives of the president or Board of Directors of the Company or failure to meet performance goals and objectives, (F)Your breach of any agreement between you and the Company, (G)Your mental or physical incapacity or inability of you to perform your duties for a consecutive period of forty five (45) days or a non-consecutive period of ninety (90) days during any twelve month period, or (H) Your death.

     "Good Reason"         shall mean a significant and material change in the
                           nature or scope of your duties to duties that are, taken as a whole, inconsistent with the position in the Company then occupied by you or inconsistent with your range and duration of experience.

     Non-Compete:          At the time of your voluntary departure from the
                           Company, or upon your termination for Cause, and for a period of one year thereafter, you agree that you will refrain, within the markets then served by the Company, from either directly or indirectly, on your own behalf, or in the service or on behalf of others as a principal, partner, officer, director, manager, supervisor, administrator, consultant or employee, engage in any Business competing with the core business or businesses of the Company. For this purpose, the core business or businesses of the Company shall have the meaning which is considered customary for companies engaged in the Internet services industry at the time of termination of your employment.

     Confidentiality:      You shall enter into the Company's standard
                           Confidentiality Agreement on the date of your hiring.

     Precedence:           In any areas of conflict, this document shall take
                           precedence over the Company's customary Incentive
                           Stock Option Agreement, which is utilized under the Company's 1997 Stock Incentive Plan).

     Strategic Planning:   The Company will begin a regular schedule of a
                           Strategic Planning Council, which will require your participation. The timing of the meetings will most likely be quarterly but should be held monthly in the beginning.

     Vacation:             3 weeks per 12 month period of employment beginning
                           on the original hiring date. Notice for days taken must be in accordance with FlashNet company policy.

     Equipment/Travel:     You will be provided with a PC and a Company LD Phone
                           Card for Company usage only. You will receive reimbursement from the Company for company use of your Cell Phone based upon itemized billing records. You will be provided with private office space. Air travel will be in coach class. If upgrades are purchased, FlashNet will compensate you for 50% of the cost of upgrades. Auto rentals will be mid-size to full-size cars such as Ford Taurus.
                           Upgrades to luxury cars will not be reimbursed.

     Health Benefits       The Company will cover, at no charge to you, the
                           premium portion of a health plan for you and your family under the Company's existing HMO/PPO policy with Aetna. Under the Company's "key employee" provision, we will waive the 90 day waiting period for your participation in the plan, and make your instatement effective upon your proper application.

     Start Date:           Not later than January 27, 1999, but possibly sooner
                           depending upon how your current commitments work out.


This offer shall expire in the event it has not been accepted on or before five
(5) days from the date first written above. I hope that this compensation structure is acceptable to you. If so, please acknowledge the same by signing below in the space indicated. I look forward to our success here at FlashNet and to your valued involvement to make it happen.

Sincerely,

/s/ M. Scott Leslie
-----------------------
M. Scott Leslie
President




AGREED AND ACCEPTED this 7th day of January, 1999



BY: /s/ Russ A. Wiseman
   ----------------------------------
           Russ A. Wiseman

March 31, 1999



Mr. Russell A. Wiseman
225 Creekway Bend
Southlake, Texas 76092


Dear Russ:

I would like to offer the following terms as an amendment to our employment offer dated January 6, 1999.


     Separation Adjustment:   In the event that you separate from the Company
                              for any reason, your base salary shall be adjusted with a "true up," which shall have the effect of adjusting your annualized base salary to $180,000.


     Bonus: Beginning at the expiration of the first quarter of 1999, you will be eligible for participation in a quarterly bonus plan that will enable you to earn an amount necessary for your base salary to "true up" to an annualized $180,000. Your bonus under this plan will be based upon meeting specific goals and metrics, which will be mutually agreed upon between you and Scott Leslie. If no written mutually agreeable goals and metrics are in-place, you will receive your bonus if the Company reaches its company-wide revenue goal for the quarter.



I hope these adjustments to your compensation package are acceptable to you. In the event that you have any comments or questions, please don't hesitate to contact me.

Sincerely,


/s/ M. Scott Leslie
-----------------------
M. Scott Leslie
President